NLU863
                                     Page 1

Northbrook Life
Insurance Company
A Stock Company

Home Office:  Allstate Plaza, Northbrook, Illinois  60062-7154


Flexible Premium Deferred Variable Annuity Contract

This Contract is issued to the owner in consideration of the application, a copy of which is attached, and the initial purchase payment. Northbrook Life Insurance Company will pay the benefits of this Contract, subject to its terms and conditions.

Throughout this Contract, "you" and "your" refer to the Contract Owner(s). "We", "us" and "our" refer to Northbrook Life Insurance Company.

Contract Summary
This flexible premium deferred variable annuity provides a cash withdrawal benefit and a death benefit during the Accumulation Phase and periodic income payments beginning on the Payout Start Date during the Payout Phase.

The dollar amount of income payments or other values provided by this Contract, when based on the investment experience of the Variable Account, will vary to reflect the performance of the Variable Account.
This Contract does not pay dividends.

The tax status of this Contract as it applies to the Owner should be reviewed each year.

PLEASE READ YOUR CONTRACT CAREFULLY.

This is a legal contract between the Contract Owner and Northbrook Life Insurance Company.

Return Privilege
If you are not satisfied with this Contract for any reason, you may return it to us or our agent within 20 days after you receive it. We will refund any purchase payments allocated to the Variable Account, adjusted to reflect investment gain or loss from the date of allocation to the date of cancellation, plus any purchase payments allocated to the Fixed Account. (Where required by state law, we will refund any purchase payments.) If this Contract is qualified under
Section 408 of the Internal Revenue Code, we will refund the greater of any purchase payments or the Contract Value.

If you have any questions about your Northbrook Life variable annuity, please contact Northbrook Life at (800) 654-2397.






         Secretary                 Chief Executive Officer

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TABLE OF CONTENTS
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THE PERSONS INVOLVED.......................................................3

ACCUMULATION PHASE.........................................................4

PAYOUT PHASE...............................................................10

INCOME PAYMENT TABLES......................................................12

GENERAL PROVISIONS.........................................................13


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NLU863
                                                           Page 3

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THE PERSONS INVOLVED
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Owner The person named at the time of  application is the owner of this Contract unless subsequently changed. As owner, you will receive any periodic income payments, unless you have directed us to pay them to someone else.

You may exercise all rights stated in this Contract, subject to the rights of any irrevocable Beneficiary.

You may change the owner or Beneficiary at any time. If the Owner is a Natural Person, you may change the Annuitant prior to the Payout Start Date. Once we have received a satisfactory written request for an owner, Beneficiary, or Annuitant change, the change will take effect as of the date you signed it. We are not liable for any payment we make or other action we take before receiving any written request for a change from you.

You may not assign an interest in this Contract as collateral or security for a loan. However, you may assign periodic income payments under this Contract prior to the Payout Start Date. We are bound by an assignment only if it is signed by the assignor and filed with us. We are not responsible for the validity of an assignment.

If the sole surviving Owner dies prior to the Payout Start Date, the Beneficiary becomes the new Owner. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary becomes the new Owner and will receive any subsequent guaranteed income payments.

If more than one person is designated as Owner:

     - "Owner", as used in this Contract, refers to all people named as Owners, unless otherwise indicated;

     -    any request to exercise ownership rights must be signed by all Owners;
          and

     - on the death of any person who is an Owner, the surviving person(s) named as Owner will continue as Owner.


Annuitant The Annuitant is the person named on the Annuity Data Page, but may be changed by the Owner, as described above. The Annuitant must be a living individual. If the Annuitant dies prior to the Payout Start Date, the new Annuitant will be:

     -    the youngest Owner; otherwise,

     -    the youngest Beneficiary.


Beneficiary The Beneficiary is the person(s) named on the Annuity Data Page, but may be changed by the Owner, as described above. We will determine the Beneficiary from the most recent written request we have received from you. If you do not name a Beneficiary, or if the Beneficiary named is no longer living, the Beneficiary will be:

     -    your spouse, if living; otherwise

     -    your living children, if any, equally; otherwise

     -    your estate.

The Beneficiary may become the Owner under the circumstances described in the Owner provision above.

The Beneficiary may assign benefits under the Contract, as described above, once they are payable to the Beneficiary. We are bound by an assignment only if it is signed by the assignor and filed with us. We are not responsible for the validity of an assignment.


Natural Person As used in this Contract, "Natural Person" means a living individual or trust entity that is treated as an individual for Federal Income Tax purposes under the Internal Revenue Code.


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ACCUMULATION PHASE
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Accumulation  Phase Defined The "Accumulation  Phase" is the first of two phases during your Contract. The Accumulation Phase begins on the issue date of the Contract stated on the Annuity Data Page. This phase will continue until the Payout Start Date unless the Contract is terminated before that date.


Contract Year "Contract Year" is a one year period beginning on the issue date of the Contract and on each anniversary of the issue date.


Purchase Payments The initial purchase payment is shown on the Annuity Data Page. You may make subsequent purchase payments during the Accumulation Phase. The number of purchase payments is unlimited. The minimum subsequent purchase payment amount is $500. We reserve the right to reduce the minimum purchase payment amount. We may limit the maximum amount of purchase payments we will accept.

We will invest the purchase payments in the Investment Alternatives you select. You may allocate any portion of your purchase payment in whole percents from 0% to 100% to any of the Investment Alternatives. The total allocation must equal 100%.

The allocation of the initial purchase payment is shown on the Annuity Data Page. Allocation of each subsequent purchase payment will be the same as the allocation for the most recent purchase payment unless you change the allocation. You may change the allocation of subsequent purchase payments at any time, without charge, simply by giving us written notice. Any change will be effective at the time we receive the notice and will reflect the next computed price.

Investment Alternatives The "Investment Alternatives" are the Sub-accounts of the Variable Account, the Sub-accounts of the Fixed Account, and the Dollar Cost Averaging Fixed Account shown on the application. We reserve the right to limit the availability of the Investment Alternatives.

Variable  Account The  "Variable  Account" for this  Contract is the  Northbrook
Variable Annuity Account II. This account is a separate investment account to which we allocate assets contributed under this and certain other contracts and contracts. These assets will not be charged with liabilities arising from any other business we may have.

Variable Sub-accounts The Variable Account is divided into Sub-accounts. Each Sub-account invests solely in the shares of the mutual fund underlying that Sub-account.

Fixed Account Options The Fixed Account options are the Dollar Cost Averaging Fixed Account and the Sub-accounts of the Fixed Account.

Dollar Cost Averaging Fixed Account Purchase payments may be allocated to the Dollar Cost Averaging Fixed Account. Transfers are not allowed into the Dollar Cost Averaging Fixed Account. Once purchase payments have been allocated to the Dollar Cost Averaging Fixed Account, interest is earned for a one year period at a current rate in effect at the time of allocation. After the one year period, a renewal rate will be declared. Subsequent renewal dates will be every twelve months for each purchase payment.


Sub-accounts of the Fixed Account The Fixed Account is divided into Sub-accounts. A Sub-account is identified by the Guarantee Period and the date the Guarantee Period begins. Guarantee Periods are offered at our discretion and may range from one to ten years. You create a Sub-account when:

     -    you allocate a purchase payment to a Sub-account of the Fixed Account;
          or

     -    you select a new Guarantee Period after the prior Sub-account expires;
          or

     - you transfer an amount to a Sub-account of the Fixed Account from an existing Sub-account of the Variable Account, from another Sub-account of the Fixed Account, or from the Dollar Cost Averaging Fixed Account.

A Sub-account continues until the end of the Guarantee Period.

Money in the Fixed Account will earn interest at the current rate for the Guarantee Period in effect at the time of allocation of transfer to the Fixed Account. After the Guarantee Period expires a renewal rate will be declared. Subsequent renewal dates will be on anniversaries of the first renewal date.

Crediting Interest We credit interest daily to money allocated to the Fixed Account options at a rate which compounds over one year to the interest rate we guaranteed when the money was allocated. We will credit interest to the initial purchase payment from the issue date. We will credit interest to subsequent purchase payments from the date we receive them at a rate declared by us. We will credit interest to transfers from the date the transfer is made. The interest rate for each Fixed Account option will never be less than the minimum guaranteed rate shown on the Annuity Data Page.

Transfers Prior to the Payout Start Date, you may transfer amounts among Investment Alternatives. You may make 12 transfers during each Contract Year without charge. Each transfer after the 12th transfer in any Contract Year may be assessed a $10 transfer fee. Transfers are subject to the following restrictions.

     - The minimum amount that may be transferred from an investment alternative is $100; if the total amount in an investment alternative is less than $100, then the entire amount may be transferred.

     -    The minimum transfer to a Sub-account of the Fixed Account is $500.

     - The maximum amount that may be transferred from the Fixed Account to the Variable Account in any Contract Year is limited to 25% of the value in the Fixed Account on the most recent Contract anniversary. However, if 25% of the most recent value is greater than zero but less than $1,000, then up to $1,000 may be transferred.

     - If the first renewal interest rate for a Sub-account of the Fixed Account is less than the current rate that was in effect at the time money was allocated or transferred to the Fixed Account, the 25% transfer restriction for that money and the accumulated interest thereon will be waived during the 60 day period following the first renewal date.

     -    No amount may be  transferred  into the Dollar  Cost  Averaging  Fixed
          Account.

     - Transfers from the Dollar Cost Averaging Fixed Account do not count toward the 12 free transfers each year.

We reserve the right to waive the transfer fees and restrictions contained in this Contract.


Cash Value On the issue date of the Contract, the "Cash Value" is equal to the initial purchase payment. After the issue date, the "Cash Value" is equal to the sum of:

     - the number of Accumulation Units you hold in each Sub-account of the Variable Account multiplied by the Accumulation Unit Value for that Sub-account on the most recent Valuation Date; plus

     -    the total value you have in the Dollar Cost  Averaging  Fixed Account;
          plus

     -    the sum of Sub-account values in the Fixed Account.

If you withdraw the entire Cash Value, you may receive an amount less than the Cash Value because an Early Withdrawal Charge, income tax withholding, and a premium tax charge may apply.


Valuation Period and Valuation Date A "Valuation Period" is the time interval between the closing of the New York Stock Exchange on consecutive Valuation Dates. A "Valuation Date" is any date the New York Stock Exchange is open for trading except for days in which there is insufficient trading in the Variable Account's portfolio securities such that the value of accumulation or annuity units might not be materially affected by changes in the value of the portfolio securities.


Accumulation Units and Accumulation Unit Value Amounts which you allocate to a Sub-account of the Variable Account are used to purchase Accumulation Units in that Sub-account. The Accumulation Unit Value for each Sub-account at the end of any Valuation Period is calculated by multiplying the Accumulation Unit Value at the end of the immediately preceding Valuation Period by the Sub-account's Net Investment Factor for the Valuation Period. The Accumulation Unit Values may go up or down. Additions or transfers to a Sub-account of the Variable Account will increase the number of Accumulation Units for that Sub-account. Withdrawals or transfers from a Sub-account of the Variable Account will decrease the number of Accumulation Units for that Sub-account.


Net Investment Factor For each Sub-account of the Variable Account, the "Net Investment Factor" for a Valuation Period is (A) divided by (B), minus (C) where:

(A)  is the sum of:

          (1) the net asset value per share of the mutual fund underlying the Sub-account determined at the end of the current Valuation Period, plus

          (2)  the  per  share   amount  of  any   dividend   or  capital   gain
               distributions made by the mutual fund underlying the Sub-account during the current Valuation Period.

(B) is the net asset value per share of the mutual fund underlying the Sub-account determined as of the end of the immediately preceding Valuation Period.

(C) is the sum of the annualized Administrative Expense Charge and the annualized Mortality and Expense Risk Charge divided by the number of days in the current calendar year and then multiplied by the number of calendar days in the current Valuation Period.



Charges The charges for this Contract include Administrative Expense Charges, Mortality and Expense Risk Charges, Contract Maintenance Charges, transfer fees, and taxes. If a withdrawal is made, the Contract may also be subject to an Early Withdrawal Charge.


Administrative Expense Charge The annualized Administrative Expense Charge will never be greater than 0.10%. (See Net Investment Factor for a description of how this charge is applied.)


Mortality and Expense Risk Charge The annualized Mortality and Expense Risk Charge will never be greater than 1.49%. (See Net Investment Factor for a description of how this charge is applied.)

Our actual mortality and expense experience will not adversely affect the dollar amount of variable benefits or other contractual payments or values under this Contract.


Contract Maintenance Charge Prior to the Payout Start Date, a Contract Maintenance Charge will be deducted from your Cash Value on each Contract anniversary. The charge is deducted only from the Sub-accounts of the Variable Account. The charge will be deducted on a pro-rata basis from each Sub-account of the Variable Account in the proportion that your value in each bears to your total value in all Sub-accounts of the Variable Account. A full Contract Maintenance Charge will be deducted if the Contract is terminated on any date other than a Contract anniversary. The annualized charge will never be greater than $35 per Contract Year. The Contract Maintenance Charge will be waived if total purchase payments are $50,000 or more or if all money is allocated to the Fixed Account options on the Contract anniversary.

After the Payout Start Date the Contract Maintenance Charge will be deducted in equal parts from each income payment. The Contract Maintenance Charge will be waived if the Cash Value on the Payout Start Date is $50,000 or more or if all payments are Fixed Amount Income Payments.


Taxes Any premium tax or income tax withholding relating to this Contract may be deducted from purchase payments or the Cash Value when the tax is incurred or at a later time.


Withdrawal You have the right to withdraw part or all of your Cash Value at any time during the Accumulation Phase. A withdrawal must be at least $500. If any withdrawal reduces the Cash Value to less than $1,000, we will treat the request as a withdrawal of the entire Cash Value. If you withdraw the entire Cash Value, the Contract will terminate.

You must specify the Investment Alternative(s) from which you wish to make a withdrawal. When you make a withdrawal, your Cash Value will be reduced by the amount paid to you and any applicable Early Withdrawal Charge, and taxes. A Contract Maintenance Charge may also be deducted if the Contract is terminated. Any Early Withdrawal Charge will be waived on withdrawals taken to satisfy IRS minimum distribution rules. This waiver is permitted only for withdrawals which satisfy distributions resulting from this Contract. This waiver does not apply if this Contract is owned by an Individual Retirement Account.


Free Withdrawal Amount Each Contract Year the Free Withdrawal Amount is equal to 15% of the amount of purchase payments as of the beginning of the Contract Year. Each Contract Year you may withdraw the Free Withdrawal Amount without any Early Withdrawal Charge. Any Free Withdrawal Amount which is not withdrawn in a year may not be carried over to increase the Free Withdrawal Amount available in a subsequent year.


Early Withdrawal Charge Withdrawals in excess of the Free Withdrawal Amount will be subject to an Early Withdrawal Charge as follows:

                           Payment Year:             1        2 and Later

                           Percentage:               1%       0%



To determine the Early Withdrawal Charge, we assume that purchase payments are withdrawn first, beginning with the oldest payment. When all purchase payments have been withdrawn, additional withdrawals will not be assessed an Early Withdrawal Charge.

For each purchase payment withdrawal, the "Payment Year" in the table is measured from the date we received the purchase payment. The Early Withdrawal Charge is determined by multiplying the percentage corresponding to the Payment Year times that part of each purchase payment withdrawal that is in excess of the Free Withdrawal Amount.


Death of Owner If you die prior to the Payout Start Date, the new Owner will be the surviving Owner. If there is no surviving Owner, the new Owner will be the Beneficiary(ies). The new Owner will have the options described below:

1.   If the sole new Owner is your spouse:

     a. Your spouse may elect, within 180 days of the date of your death, to receive the Death Benefit described below in a lump sum.

     b. Your spouse may elect, within 180 days of the date of your death, to receive an amount equal to the Death Benefit paid out under one of the Income Plans described in the Payout Phase section. The Payout Start Date must be within one year of your date of death. Income Payments must be :

          i.   over the life of your spouse; or

          ii. for a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of your spouse.

     c. If your spouse does not elect one of the options above, then the Contract continues as if the death had not occurred. All ownership rights under the Contract are then available to your spouse as the new Owner. Within one year of your death, your spouse may take one withdrawal without incurring a Withdrawal Charge. The amount which may be withdrawn is limited only by the amount of the available Death benefit.

2. If the new Owner is not your spouse but is a natural person, then this new Owner has the following options:

     a. The new Owner may elect, within 180 days of the date of your death, to receive the death benefit described below in a lump sum.

     b. The new Owner may elect, within 180 days of the date of your death, to receive an amount equal to the Death Benefit paid out under one of the Income Plans described in the Payout Phase section. The Payout Start Date must be within one year of your date of death. Income Payments must be:

          i.   over the life of the new Owner; or

          ii. for a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of the new Owner.

     c. The new Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of your date of death.

3.   If the new Owner is a corporation, trust, or other non-Natural Person:

     a. The non-natural Owner may elect, within 180 days of your death, to receive the Death Benefit in a lump sum.

     b. The non-natural Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of your date of death.

If the new Owner who is not your spouse does not make one of the above described elections, the Settlement Value must be withdrawn by the new Owner on or before the mandatory distribution date 5 years after your date of death. Under any of these options, all ownership rights are available to the new Owner from the date of your death to the date on which the Death Benefit or Settlement Value is paid. We reserve the right to extend beyond 180 days the period when we will pay the Death Benefit.


Death of Annuitant If any Annuitant who is not also the Owner dies prior to the Payout Start Date, the Owner must elect an applicable option listed below. If the option selected is 1(a) or 1(b)(ii) below, the new Annuitant will be the youngest Owner, unless the Owner names a different Annuitant.

1.   If the Owner is a Natural Person:

     a. The Owner may choose to continue this Contract as if the death had not occurred; or

     b. If we receive due proof of death within 180 days of the date of the Annuitant's death, then the Owner may alternatively choose to:

          i.   Receive the Death Benefit in a lump sum; or

          ii. Apply the Death Benefit to an Income Plan which must begin within one year of the date of death and must be for a guaranteed number of payments for a period from 5 to 30 years but not to exceed the life expectancy of the Owner.

2.   If the Owner is a non-Natural Person:

     a. The non-natural Owner may elect, within 180 days of the Annuitant's date of death, to receive the Death Benefit in a lump sum; or

     b. The non-natural Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of the Annuitant's date of death.

If the non-natural Owner does not make one of the above described elections, the Settlement Value must be withdrawn by the non-natural Owner on or before the mandatory distribution date 5 years after the Annuitant's death.

Under any of these options, all ownership rights are available to the Owner from the date of the Annuitant's death to the date on which the Death Benefit or Settlement Value is paid. We reserve the right to extend beyond 180 days the period when we will pay the Death Benefit.


Death Benefit Prior to the Payout Start Date, the Death Benefit is equal to the greatest of the following Death Benefit alternatives:

     -    the sum of all purchase payments less any withdrawals; or
     -    the Cash Value on the date we determine the Death Benefit; or
     - the Cash Value on the most recent Death Benefit Anniversary prior to the date we determine the Death Benefit, increased by any purchase payments and reduced by any withdrawals made since that Death Benefit Anniversary.

Death Benefit Anniversaries are those Contract anniversaries that are multiples of 6 Contract Years, beginning with the 6th Contract anniversary. For example, the 6th, 12th, and 18th Contract anniversaries are the first three Death Benefit Anniversaries.

We will determine the value of the Death Benefit as of the end of the Valuation Period during which we receive a complete request for payment of the Death Benefit. A complete request includes due proof of death.


Settlement Value The Settlement Value is the same amount that would be paid in the event of a full withdrawal of the Cash Value. We will calculate the Settlement Value at the end of the Valuation Period coinciding with the requested distribution date for payment or on the mandatory distribution date 5 years after the date of death, whichever is earlier.


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PAYOUT PHASE
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Payout Phase  Defined The "Payout  Phase" is the second of the two phases during your Contract. During this phase the Cash Value less any applicable taxes is applied to the Income Plan you choose and is paid out as provided in that plan.

The Payout Phase begins on the Payout Start Date. It continues until we make the last payment as provided by the Income Plan chosen.


Payout Start Date The "Payout Start Date" is the date the Cash Value less any applicable taxes is applied to an Income Plan. The anticipated Payout Start Date is shown on the Annuity Data Page. You may change the Payout Start Date by writing to us at least 30 days prior to this date.

The Payout Start Date must be on or before the later of:

     -    the Annuitant's 90th birthday; or

     -    the 10th anniversary of the Contract's issue date.


Income Plans An "Income Plan" is a series of payments on a scheduled basis to you or to another person designated by you. The Cash Value on the Payout Start Date, less any applicable taxes, will be applied to your Income Plan choice from the following list:

1. Life Income with Guaranteed Payments. We will make payments for as long as the Annuitant lives. If the Annuitant dies before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

2. Joint and Survivor Life Income with Guaranteed Payments. We will make payments for as long as either the Annuitant or joint Annuitant, named at the time of Income Plan selection, lives. If both the Annuitant and the joint Annuitant die before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

3. Guaranteed Number of Payments. We will make payments for a specified number of months beginning on the Payout Start Date. These payments do not depend on the Annuitant's life. The number of months guaranteed may be from 60 to 360.

We reserve the right to make available other Income Plans.


Income Payments Income payment amounts may vary based on any Sub-account of the Variable Account ("Variable Amount Income Payments"), may be fixed for the duration of the Income Plan ("Fixed Amount Income Payments"), or both. The method of calculating the initial payment is different for the two accounts. The Contract Maintenance Charge will be deducted in equal payments from each income payment. The Contract Maintenance Charge will be waived if the Cash Value on the Payout Start Date is $50,000 or more or if all payments are Fixed Amount Income Payments.


Variable Amount Income Payments Variable Amount Income Payments will vary to reflect the performance of the Variable Account. The portion of the initial income payment based upon a particular Variable Sub-account is determined by applying the amount of the Cash Value in that Sub-account on the Payout Start Date, less any applicable premium tax, to the appropriate value from the Income Payment Table. This portion of the initial income payment is divided by the Annuity Unit Value on the Payout Start Date for that Variable Sub-account to determine the number of Annuity Units from that Sub-account which will be used to determine subsequent income payments. Unless transfers are made among Sub-accounts of the Variable Account, each subsequent income payment from that Sub-account will be that number of Annuity Units times the Annuity Unit Value for the Sub-account for the Valuation Date on which the income payment is made.


Annuity Unit Value The Annuity Unit Value for each Sub-account of the Variable Account at the end of any Valuation Period is calculated by:

- multiplying the Annuity Unit Value at the end of the immediately preceding Valuation Period by the Sub-account's Net Investment Factor during the period; and then

- dividing the result by 1.000 plus the assumed investment rate for the period. The assumed investment rate is an effective annual rate of 3%. We reserve the right to offer an assumed investment rate greater than 3%.


Fixed Amount Income Payments The income payment amount derived from any money allocated to the Fixed Account options during the Accumulation Phase are fixed for the duration of the Income Plan. The Fixed Amount Income Payment is calculated by applying the portion of the Cash Value in the Fixed Account options on the Payout Start Date, less any applicable premium tax, to the greater of the appropriate value from the Income Payment Table selected or such other value as we are offering at that time.


Annuity Transfers After the Payout Start Date, no transfers may be made from the Fixed Amount Income Payment. Transfers between Sub-accounts of the Variable Account, or from the Variable Amount Income Payment to the Fixed Amount Income Payment, may not be made for six months after the Payout Start Date. Transfers may be made once every six months thereafter.


Payout Terms and Conditions The income payments are subject to the following terms and conditions:

- If the Cash Value is less than $2,000, or not enough to provide an initial payment of at least $20, we reserve the right to:

     -    change the  payment  frequency  to make the payment at least $20; or

     - terminate the Contract and pay you the Cash Value, less any applicable taxes, in a lump sum.

- If we do not receive a written choice of an Income Plan from you at least 30 days before the Payout Start Date, the Income Plan will be Life Income with Guaranteed Payments for 120 months.

- If you choose an Income Plan which depends on any person's life, we may require:

     - proof of age and sex before income payments begin; and P proof that the Annuitant or joint Annuitant is still alive before we make each payment.

     - After the Payout Start Date, the Income Plan cannot be changed and withdrawals cannot be made unless income payments are being made from the Variable Account under Income Plan 3. You may terminate the income payments being made from the Variable Account under Income Plan 3 at any time and withdraw their value, subject to Early Withdrawal Charges.

- If any Owner dies during the Payout Phase, the remaining income payments will be paid to the successor Owner as scheduled.


-----------------------------------------------------------------------------
INCOME PAYMENT TABLES
-----------------------------------------------------------------------------

The initial income payment will be at least the amount based on the adjusted age of the Annuitant(s) and the tables below, less any federal income taxes which are withheld. The adjusted age is the actual age on the Payout Start Date reduced by one year for each six full years between January 1, 1983 and the Payout Start Date. Income payments for ages and guaranteed payment periods not shown below will be determined on a basis consistent with that used to determine those that are shown. The Income Payment Tables are based on 3.0% interest and the 1983a Annuity Mortality Tables.


Income Plan 1 - Life Income with Guaranteed Payments for 120 Months
============================================================================================================================
                           Monthly Income Payment for each $1,000 Applied to this Income Plan
============================================================================================================================
  Annuitant's                                Annuitant's                              Annuitant's
Age                   Male     Female      Age                Male     Female             Age         Male    Female
------------------- ---------------------- ---------------- ---------------------- ---------------- ========================
       35              $3.43     $3.25            49           $4.15    $3.82             63           $5.52    $4.97
       36               3.47      3.28            50            4.22     3.88             64            5.66     5.09
       37               3.51      3.31            51            4.29     3.94             65            5.80     5.22
       38               3.55      3.34            52            4.37     4.01             66            5.95     5.35
       39               3.60      3.38            53            4.45     4.07             67            6.11     5.49
       40               3.64      3.41            54            4.53     4.14             68            6.27     5.64
       41               3.69      3.45            55            4.62     4.22             69            6.44     5.80
       42               3.74      3.49            56            4.71     4.29             70            6.61
       43               3.79      3.53            57            4.81     4.38             71            5.96     6.78
       44               3.84      3.58            58            4.92     4.46             72            6.13
       45               3.90      3.62            59            5.02     4.55             73            6.96     6.31
       46               3.96      3.67            60            5.14     4.65             74            7.13     6.50
       47               4.02      3.72            61            5.26     4.75             75            7.31     6.69
       48               4.08      3.77            62            5.39     4.86                           7.49     6.88
=================== ====================== ================ ====================== ================ ========================



Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payments for 120 Months
==============================================================================================================================
                            Monthly Income Payment for each $1,000 Applied to this Income Plan
==============================================================================================================================
                                                              Female Annuitant's Age
                     ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ===============
       Male
    Annuitant's         35         40        45          50         55           60         65           70         75
        Age
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ===============
        35            $3.09      $3.16      $3.23      $3.28      $3.32       $3.36      $3.39        $3.40       $3.42
        40             3.13       3.22       3.31       3.39       3.46        3.51       3.56         3.59        3.61
        45             3.17       3.28       3.39       3.50       3.60        3.69       3.76         3.81        3.85
        50             3.19       3.32       3.45       3.60       3.74        3.87       3.98         4.07        4.14
        55             3.21       3.35       3.51       3.68       3.87        4.06       4.23         4.37        4.48
        60             3.23       3.37       3.55       3.75       3.98        4.23       4.47         4.70        4.88
        65             3.24       3.39       3.57       3.80       4.07        4.37       4.71         5.04        5.34
        70             3.24       3.40       3.59       3.83       4.13        4.48       4.90         5.36        5.81
        75             3.25       3.41       3.61       3.86       4.17        4.56       5.04         5.61        6.22
==================== ========== ========== ========== ========== =========== ========== ============ =========== =============


Income Plan 3 - Guaranteed Number of Payments
--------------------------------- =============================================
                                  Monthly Income Payment for each
    Specified Period              $1,000 Applied to this Income Plan
--------------------------------- =============================================
        10 Years                                    $9.61
        11 Years                                     8.86
        12 Years                                     8.24
        13 Years                                     7.71
        14 Years                                     7.26
        15 Years                                     6.87
        16 Years                                     6.53
        17 Years                                     6.23
        18 Years                                     5.96
        19 Years                                     5.73
        20 Years                                     5.51
================================= =============================================


------------------------------------------------------------------------------
GENERAL PROVISIONS
------------------------------------------------------------------------------

The Entire Contract The entire contract consists of this Contract, any written application, and any Contract amendments and riders.

All statements made in a written application are representations and not warranties. No statement will be used by us in defense of a claim or to void the Contract unless it is included in a written application.

We may not modify this Contract without your consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law. Only our officers may change the Contract. No other individual may do this.


Incontestability We will not contest the validity of this Contract after the issue date.


Misstatement of Age or Sex If any age or sex has been misstated, we will pay the amounts which would have been paid at the correct age and sex.

If we find the misstatement of age or sex after the income payments begin, we will:

     -    pay  all  amounts  underpaid   including  interest  calculated  at  an
          effective annual rate of 6%; or

     - stop payments until the total payments are equal to the corrected amount.


Annual Statement At least once a year, prior to the Payout Start Date, we will send you a statement containing Cash Value information. We will provide you with Cash Value information at any time upon request. The information presented will comply with any applicable law.


Settlements We may require that this Contract be returned to us prior to any settlement. We must receive due proof of death of the Owner or Annuitant prior to settlement of a death claim. Due proof of death is one of the following:

-    a certified copy of a death certificate; or

- a certified copy of a decree of a court of competent jurisdiction as to a finding of death; or

-    any other proof acceptable to us.

Any full withdrawal or Death Benefit under this Contract will not be less than the minimum benefits required by any statute of the state in which the Contract is delivered.


Deferment of Payments We will pay any amounts due from the Variable Account under this Contract within seven days, unless:

- the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on such Exchange is restricted;

-    an emergency  exists as defined by the Securities and Exchange  Commission;
     or

- the Securities and Exchange Commission permits delay for the protection of Contract holders.

We reserve the right to postpone payments or transfers from the Fixed Account options for up to six months. If we elect to postpone payments from the Fixed Account options for 30 days or more, we will pay interest as required by applicable law. Any interest would be payable from the date the withdrawal request is received by us to the date the payment is made.


Variable Account Modifications We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the mutual fund shares underlying the Sub-accounts of the Variable Account. We will not substitute any shares attributable to your interest in a Sub-account of the Variable Account without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940, as amended.

We reserve the right to establish additional Sub-accounts of the Variable Account, each of which would invest in shares of another mutual fund. You may then instruct us to allocate purchase payments or transfers to such Sub-accounts, subject to any terms set by us or the mutual fund.

In the event of any such substitution or change, we may by endorsement make such changes as may be necessary or appropriate to reflect such substitution or change.

If we deem it to be in the best interests of persons having voting rights under the contracts, the Variable Account may be operated as a management company under the Investment Company Act of 1940, as amended, or it may be deregistered under such Act in the event such registration is no longer required.

DPN863
------------------------------------------------------------------------------
ANNUITY DATA
------------------------------------------------------------------------------


CONTRACT NUMBER:.....................................................444444444

ISSUE DATE:...................................................January 15, 1998

INITIAL PURCHASE PAYMENT:...........................................$20,000.00
                                                                           IRA

INITIAL ALLOCATION OF PURCHASE PAYMENT:

                                    ALLOCATED
                                    AMOUNT (%)

VARIABLE SUB-ACCOUNTS
        Sub-account A                  20%
        Sub-account B                  20%
        Sub-account C                  20%
        Sub-account D                  10%

                                                                                 RATE
                                                   ALLOCATED    GUARANTEED       GUARANTEED
                                                   AMOUNT (%)   INTEREST RATE    THROUGH

FIXED ACCOUNT OPTIONS
        1 Year Guarantee Period                      10%           5.00%         01/15/1999
        6 Year Guarantee Period                      10%           7.20%         01/15/2004
        1 Year Dollar Cost Averaging Account10%                    5.00%         01/15/1999


MINIMUM GUARANTEED RATE FOR FIXED ACCOUNT OPTIONS:......................3.00%

PAYOUT START DATE:..........................................January 15, 2053
        (Latest date when income payments must begin.)

OWNER:..............................................................John Doe
 ....................................................................Jane Doe

ANNUITANT:..........................................................John Doe
        AGE AT ISSUE:.....................................................35
        SEX:............................................................Male


BENEFICIARY                    RELATIONSHIP TO OWNER              PERCENTAGE
-----------                    ---------------------              ----------
Jane Doe                              Wife                           100%

CONTINGENT BENEFICIARY         RELATIONSHIP TO OWNER              PERCENTAGE
----------------------         ---------------------              ----------
June Doe                             Daughter                        100%

NLU855                                                               (2/98)
                        NORTHBROOK LIFE INSURANCE COMPANY
                          (herein called "we" or "us")

                          Enhanced Death Benefit Rider



This rider was issued because you selected the Enhanced Death Benefit.

For purposes of this rider, "Rider Date" is the date this rider was issued as a part of your Contract.


The Death Benefit provision of your Contract is modified as follows:


I. If the Owner is a Natural Person, the Enhanced Death Benefit applies only to the death of the Owner. If the Owner is not a Natural Person, the Enhanced Death Benefit applies only to the death of the Annuitant. This is unlike the death benefit defined in the Death Benefit provision of your Contract, which may apply to the death of the Annuitant even if the Owner is a Natural Person.

     The Death Benefit will be the greatest of the values stated in your Contract, or the value of the Enhanced Death Benefit.

     The Enhanced Death Benefit is calculated as follows:

     -    On the Rider Date,  the  Enhanced  Death  Benefit is equal to the Cash
          Value.

     - On the first Contract anniversary after the Rider Date, the Enhanced Death Benefit is equal to the Enhanced Death Benefit on the Rider Date multiplied by an interest factor representing the portion of a year from the Rider Date to the Contract anniversary after the Rider Date. The interest factor is equivalent to 5% annual increase.

     - The Enhanced Death Benefit will be recalculated on each subsequent Contract anniversary, but not beyond the Contract anniversary preceding the oldest Owner's 75th birthday. The Enhanced Death Benefit will be equal to the Enhanced Death Benefit as of the prior Contract anniversary multiplied by 1.05 which results in an increase of 5% annually.

     - Further, for all ages, the Enhanced Death Benefit will be adjusted on each Contract anniversary, or upon receipt of a death claim, as follows:

     - The Enhanced Death Benefit will be reduced by the percentage of any Account Value withdrawn since the prior Contract anniversary.

     - Any additional purchase payments since the prior Contract anniversary will be added.

          The Enhanced Death Benefit will never be greater than the maximum death benefit allowed by any nonforfeiture laws which govern this Contract.


II. The Mortality and Expense Risk Charge provision of your Contract is modified as follows:

     On and after the Rider Date, the maximum annualized Mortality and Expense Risk Charge is increased by 0.13% for this rider.


Except as amended by this rider, the Contract remains unchanged.






                     Secretary                       President

NLU858                                                                 (2/98)
                        NORTHBROOK LIFE INSURANCE COMPANY
                          (herein called "we" or "us")

                         Performance Death Benefit Rider



This rider was issued because you selected the Performance Death Benefit.

For purposes of this rider, "Rider Date" is the date this rider was issued as a part of your Contract.


The Death Benefit provision of your Contract is modified as follows:

I. If the Owner is a Natural Person, the Performance Death Benefit applies only to the death of the Owner. If the Owner is not a Natural Person, the Performance Death Benefit applies only to the death of the Annuitant. This is unlike the death benefit defined in the Death Benefit provision of your Contract which may apply to the death of the Annuitant even if the Owner is a Natural Person.

     The Death Benefit will be the greatest of the values stated in your Contract, or the value of the Performance Death Benefit.

     On the Rider  Date,  the  Performance  Death  Benefit  is equal to the Cash
     Value.

     After the Rider Date, the Performance Death Benefit is recalculated when a purchase payment or withdrawal is made or on a Contract anniversary as follows:

          A. For purchase payments, the Performance Death Benefit is equal to the most recently calculated Performance Death Benefit plus the purchase payment.

          B. For withdrawals, the Performance Death Benefit is equal to the most recently calculated Performance Death Benefit reduced by a withdrawal adjustment.

               The adjustment is equal to (1) divided by (2), with the result multiplied by (3), where:

               (1) = the withdrawal amount.
               (2) = the Cash Value immediately prior to the withdrawal.
               (3) = the most recently calculated Performance Death Benefit.

          C. On each Contract anniversary, the Performance Death Benefit is equal to the greater of the Cash Value or the most recently calculated Performance Death Benefit.

          In the absence of any withdrawals or purchase payments, the Performance Death Benefit will be the greatest of the Cash Value on the Rider Date and all Contract anniversary Cash Values between the Rider Date and the date we calculate the death benefit.

          The Performance Death Benefit will be recalculated for purchase payments, withdrawals and on Contract anniversaries until the oldest Owner, or the Annuitant if the Owner is a non-Natural Person, attains age 85.

          After age 85, the Performance Death Benefit will be recalculated only for purchase payments and withdrawals.


II. The Mortality and Expense Risk Charge provision of your Contract is modified as follows:

     On and after the Rider Date, the maximum annualized Mortality and Expense Risk Charge is increased by 0.13% for this rider.


Except as amended by this rider, the Contract remains unchanged.







                  Secretary                   Chief Executive Officer

NLU861                                                                 (2/98)
                        NORTHBROOK LIFE INSURANCE COMPANY
                          (herein called "we" or "us")

                        Performance Income Benefit Rider


This rider was issued because you selected the Performance Income Benefit.

For purposes of this rider, "Rider Date" is the date this rider was issued as a part of your Contract.


The following changes are made to your Contract.

I. The Performance Income Benefit will apply if the Owner elects a Payout Start Date that:

     -    is on or after the tenth Contract anniversary, and

     -    occurs during the 30 day period following a Contract anniversary.

     Throughout the PAYOUT PHASE section of your Contract, the term "Cash Value" is replaced with "the greater of the Cash Value or the Performance Income Benefit".

     If the amount applied to an Income Plan is the Performance Income Benefit, then the Income Plan must provide payments guaranteed for either single or joint life with a period certain of at least:

          - 10 years, if the youngest Annuitant's age is 80 or less on the date the amount is applied, or

          - 5 years, if the youngest Annuitant's age is greater than 80 on the date the amount is applied.

     If the amount applied to an Income Plan is the Cash Value, then the Income Plan may be any plan then offered by us.

II.  On the Rider  Date,  the  Performance  Income  Benefit is equal to the Cash
     Value.

     After the Rider Date, the Performance Income Benefit is recalculated when a purchase payment or withdrawal is made or on a Contract anniversary as follows:

          A. For purchase payments, the Performance Income Benefit is equal to the most recently calculated Performance Income Benefit plus the purchase payment.

          B. For withdrawals, the Performance Income Benefit is equal to the most recently calculated Performance Income Benefit reduced by a withdrawal adjustment.

          The adjustment is equal to (1) divided by (2), with the result multiplied by (3), where:

               (1) = the  withdrawal  amount.
               (2) = the Cash Value immediately prior to the withdrawal.
               (3) = the most recently calculated Performance Income Benefit.

          C. On each Contract anniversary, the Performance Income Benefit is equal to the greater of the Cash Value or the most recently calculated Performance Income Benefit.

          In the absence of any withdrawals or purchase payments, the Performance Income Benefit will be the greatest of the Cash Value on the Rider Date and all Contract anniversary Cash Values on or prior to the Payout Start Date.

          The Performance Income Benefit will be recalculated for purchase payments, withdrawals and on Contract anniversaries until the oldest Owner, or the Annuitant if the Owner is a non-Natural Person, attains age 85.

          After age 85, the Performance Income Benefit will be recalculated only for purchase payments and withdrawals.

III. The Mortality and Expense Risk Charge provision of your Contract is modified as follows:

     On and after the Rider Date, the maximum annualized Mortality and Expense Risk Charge is increased by 0.13% for this rider.


Except as amended, the Contract remains unchanged.






        Secretary                               Chief Executive Officer

NLU864                                                                   (2/98)
                        NORTHBROOK LIFE INSURANCE COMPANY
                          (herein called "we" or "us")

                      Performance Benefit Combination Rider



This rider was issued because you selected the Performance Death Benefit and the Performance Income Benefit. For purposes of this rider, "Rider Date" is the date this rider was issued as a part of your Contract.


Performance Death Benefit The Death Benefit provision of your Contract is modified as follows:

If the Owner is a natural person, the Performance Death Benefit applies only to the death of the Owner. If the Owner is not a natural person, the Performance Death Benefit applies only to the death of the Annuitant. This is unlike the death benefit defined in the Death Benefit provision of your Contract which may apply to the death of the Annuitant even if the Owner is a natural person.

The Death Benefit will be the greatest of the values stated in your Contract, or the value of the Performance Death Benefit.

On the Rider Date, the Performance Death Benefit is equal to the Cash Value.

After the Rider Date, the Performance Death Benefit is recalculated when a purchase payment or withdrawal is made or on a Contract anniversary as follows:

A. For purchase payments, the Performance Death Benefit is equal to the most recently calculated Performance Death Benefit plus the purchase payment.

B. For withdrawals, the Performance Death Benefit is equal to the most recently calculated Performance Death Benefit reduced by a withdrawal adjustment.

     The adjustment is equal to (1) divided by (2), with the result multiplied by (3), where:

          (1)  = the withdrawal  amount.
          (2)  = the Cash Value immediately prior to the withdrawal.
          (3)  = the most recently calculated Performance Death Benefit.

C. On each Contract anniversary, the Performance Death Benefit is equal to the greater of the Cash Value or the most recently calculated Performance Death Benefit.

In the absence of any withdrawals or purchase payments, the Performance Death Benefit will be the greatest of the Cash Value on the Rider Date and all Contract anniversary Cash Values between the Rider Date and the date we calculate the death benefit.

The Performance Death Benefit will be recalculated for purchase payments, withdrawals, and on Contract anniversaries until the oldest Owner, or the Annuitant if the Owner is a non-natural person, attains age 85.

After age 85, the Performance Death Benefit will be recalculated only for purchase payments and withdrawals.

Performance Income Benefit The following is added to your Contract.

I. The Performance Income Benefit will apply if the Owner elects a Payout Start Date that:

          - is on or after the tenth Contract anniversary after the Rider Date, and

          -    occurs during the 30 day period following a Contract anniversary.

     Throughout the PAYOUT PHASE section of your Contract, the term "Cash Value" is replaced with "the greater of the Cash Value or the Performance Income Benefit."

     If the amount applied to an Income Plan is the Performance Income Benefit, then the Income Plan must provide payments guaranteed for either single or joint life with a period certain of at least: # 10 years, if the youngest Annuitant's age is 80 or less on the date the amount is applied, or # 5 years, if the youngest Annuitant's age is greater than 80 on the date the amount is applied.

     If the amount applied to an Income Plan is the Cash Value, then the Income Plan may be any plan then offered by us.

II. The Performance Income Benefit is equal to what the value of the Performance Death Benefit, as defined in the Performance Death Benefit provision of this rider, would be on the Payout Start Date.


Mortality and Expense Risk Charge The Mortality and Expense Risk Charge provision of your Contract is modified as follows:

     On and after the Rider Date, the maximum annualized Mortality and Expense Risk Charge is increased by 0.24% for this rider.


Except as amended by this rider, the Contract remains unchanged.






       Michael J. Velotta                       Louis G. Lower, II
           Secretary                            Chief Executive Officer